Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) by and between Discovery Communications, LLC (“Company”) and Dr. Gunnar Wiedenfels (“Executive”) is made this 3rd day of October, 2016. Executive’s employment under this agreement is conditioned upon (i) Executive receiving authorization to work for Company in the United States, or if Company so designates in writing, for a Company subsidiary in London, England, during the period in which Executive is awaiting work authorization in the United States, and (ii) Executive being released by his current employer in circumstances that permit Executive to undertake employment with Company as contemplated by this Agreement (the “Condition Precedent”). If such Condition Precedent is satisfied, Executive shall commence employment with Company on a date to be mutually agreed by the parties, not later than April 1, 2017 (“Start Date”).
As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein subject to the conditions set forth above.
I.DUTIES, ACCEPTANCE, LOCATION

A.
As of the Start Date, Company employs Executive to render exclusive and full-time services as Chief Financial Officer upon the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as otherwise directed by Company. Executive’s appointment as Chief Financial Officer of Discovery Communications, Inc. (“DCI”) is subject to appointment by the Board of DCI and shall be effective as of the date specified in that appointment.

B.	Company reserves the right to change the individual to whom Executive reports, provided that Executive continues to report to the Chief Executive Officer of Company.

C.
Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.

II.TERM OF EMPLOYMENT

A.	Subject to Section IV, Executive’s term of employment under this Agreement shall be four (4) years beginning on the Start Date and ending on the fourth anniversary of that date (“Term of Employment”).

B.
Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than one hundred twenty (120) days prior to the end of the Term of Employment. Executive and Company agree then to negotiate with each other exclusively and in good faith until the end of the Term of Employment (or such earlier date as of which agreement is reached). The Term of Employment may not, however, be extended unless by mutual agreement of the Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire and the Term of Employment shall end on the fourth anniversary of Executive’s first day of employment; provided, however, that if the Company does not make a Qualifying Renewal Offer, Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service (as defined below) at the end of the Term of Employment (and assuming that he was willing and able to extend the Term). If Company has made a Qualifying Renewal Offer, but Executive declines the offer and terminates employment at the end of the Term of Employment, Executive will not be eligible for any severance pay from the Company but will be eligible for a Noncompetition Payment (as defined by, and in accordance with, Section VI (G), below). For these purposes, a Qualifying Renewal Offer is an offer to renew this Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect at the end of the Term of Employment, and with other material terms that are as favorable in the aggregate as the material terms of this Agreement.

III.COMPENSATION

A.
Base Salary. Company agrees to provide Executive with an annual base salary of $1,100,000. Beginning on the Start Date, this sum will be paid over the course of twelve (12) months, in increments paid on regular Company paydays, less such sums as the law requires Company to deduct or withhold. Beginning in 2018, Executive’s future salary increases will be reviewed in Company’s annual salary review cycle and decided in accordance with Company’s standard practices and procedures as applied to similarly-situated senior executives of Company, but in no event may Executive’s base salary be reduced.

B.
Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III(A), Executive shall be eligible for an annual incentive payment target of one hundred twenty percent (120%) of his base salary. The portion of the incentive payment to be received by Executive will be determined in accordance with Company’s applicable incentive or bonus plan in effect at that time (e.g., subject to reduction for Company under-performance and increase for Company over-performance) and will be paid in accordance with the applicable incentive or bonus plan. In the event that the Start Date is after January 1, 2017, Executive’s bonus for 2017 shall be prorated based on the number of days of employment in 2017.

C.
Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives at Executive’s level in Company in accordance with the terms and conditions of the applicable plan or arrangement.

D.
Equity Program. Executive will be recommended for awards of nonqualified stock options (“Stock Options”) and restricted stock units (“RSUs”) under the Discovery Communications, Inc. 2013 Incentive Plan, or a successor plan (the “Stock Plan”), within 60 days after Executive’s Start Date. The award, which is subject to approval by the Compensation Committee of the Board of DCI, will be based on a target value of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), and made in the form of two awards: an award of Stock Options with a target value of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000), and an award of RSUs with a target value of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000). The number of units for the RSUs will be calculated by dividing the target value by the closing price of Discovery Series A common stock on the day before the date of grant, and the number of Stock Options using the Black-Scholes value as of the last trading day of the month prior to date of grant. The terms of the grant are subject to the terms of the Stock Plan and implementing award agreements. Executive will not be considered for a further equity grant in 2017. Beginning in 2018, Executive will be considered for annual equity awards in accordance with the Company’s standard practices and procedures for awards to senior executives. Company represents that the Compensation Committee has reviewed and approved in concept the terms of this Agreement, including the target value of the equity award in this Section.

E.
Relocation. Executive shall receive and be afforded relocation benefits in accordance with Discovery’s international permanent relocation policy, as the same may be modified from time to time, for relocation of Executive and his immediate family from Germany to New York.

F.	Sign on Bonus. Company shall make a one-time sign on bonus in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), less required withholdings, paid within thirty (30) days of the Start Date.

G.
Supplemental Retirement Plan. Company shall make a special company contribution to the Discovery Communications Supplemental Deferred Compensation Plan (referred to as the “Supplemental Retirement Plan,” or “SRP”) in the amount of ONE MILLION DOLLARS ($1,000,000) (the “Special SRP Contribution”). The Special SRP Contribution shall be made within thirty (30) days of Executive beginning work in the United States, and subject to the following vesting schedule, each vesting subject to Executive being employed by Company as of the relevant anniversary of the Start Date (except as provided in Section IV(D), below):

1.	$250,000 shall vest on the first anniversary of the Start Date;

2.	$250,000 shall vest on the second anniversary of the Start Date;

3.	$250,000 shall vest on the third anniversary of the Start Date; and

4.	The final $250,000 shall vest on the fourth anniversary of the Start Date.
IV.TERMINATION OF EMPLOYMENT AND AGREEMENT

A.
Death. If Executive should die during the Term of Employment, this Agreement will terminate. No further amounts or benefits shall be payable except earned but unpaid base salary, accrued but unused vacation, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). Company also shall pay a prorated portion of Executive’s then-current annual bonus target for that calendar year based on the amount of time Executive was employed during the calendar year (and subject to achievement of any applicable performance metric). Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.

B.
Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, Company may terminate this Agreement. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, no further amounts or benefits shall be payable to Executive, except that Executive shall receive the Accrued Benefits, a prorated portion of Executive’s then-current annual bonus target for that calendar year based on the amount of time Executive was employed during the calendar year (and subject to achievement of any applicable performance metric), and, until (i) he is no longer disabled or (ii) he becomes 65 years old -- whichever happens first – Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company executives at Executive’s level in the Company generally, provided that in the case of any continued coverage under one or more of Company’s medical plans, if Company determines that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly or similar premium for such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In such event, Company shall pay Executive, in a lump sum, within 30 days following the Company’s determination that the benefits may be taxable, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the Term of Employment (based on the COBRA rates then in effect). Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.

C.	Termination For Cause.

1.
Company may terminate Executive’s employment and this Agreement for Cause by written notice. Cause shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of Company’s Code of Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive's duties. This definition of “Cause” shall apply in any other plan or program applicable to Executive, and supersedes any conflicting definition of “Cause” as applied to Executive’s employment.

2.
In the event that Executive materially neglects his duties under Sections I(A) or (C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement (collectively “Breach”), Company shall so notify Executive in writing and with reasonable specificity of the grounds for the breach. Executive will be afforded a one-time-only opportunity to cure the noted Breach within thirty (30) days from receipt of this notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate this Agreement by written notice to Executive.

3.
Any termination of employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment “For Cause” (or for “Cause”) and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s), (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used any such Company plan shall be deemed to mean solely the commission of the acts described in Sections IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described therein).

D.	Termination Of Agreement By Executive for Good Reason/Termination of Agreement by Company Not For Cause.

1.
Company may terminate Executive’s employment and this Agreement not for Cause (as “Cause” is defined above), and Executive may terminate his employment and this Agreement for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities; (b) Company’s material change in the location of the Company office where Executive works (i.e., relocation to a location outside the New York, NY, metropolitan area; for the avoidance of doubt, in the event the parties agree that Executive shall be employed in London for some interim period before relocating to New York, a change in work location from London to New York shall not constitute Good Reason for purposes of this Section); (c) a material breach of this Agreement by Company; or (d) a change in the position to which Executive reports (other than a change to report to the Chairman of the Board of Directors or the Board of Directors), provided however, that Executive must provide the Company with written notice of the existence of the change constituting Good Reason within sixty (60) days of any such event having occurred, and allow the Company thirty (30) days to cure the same. If Company so cures the change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured change. Executive must terminate his employment in writing within five (5) days following the expiration of Company’s cure period for the termination to be on account of Good Reason or such right shall be deemed waived.

2.
If Company terminates Executive’s employment and this Agreement not for Cause, if Company elects not to renew this Agreement in circumstances that trigger severance under Section II(B), or if Executive terminates his employment and this Agreement for Good Reason then Company shall pay Executive the Accrued Benefits and Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. In addition, Company shall make the following payments (“Severance Payment”):

(a) Subject to paragraph 3 immediately below, on the Release Deadline (as defined below), Company will commence to pay Executive Executive’s annual base salary for the longer of (i) the balance of the Term of Employment, (ii) twelve (12) months, or (iii) the number of weeks of severance to which the Executive would have been entitled had the Company’s then-current redundancy severance plan applied to Executive’s termination (the “Base Salary Continuation”). In the event the period of Base Salary Continuation is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and the Company relieves the Executive of all of Executive’s work responsibilities for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. Notwithstanding the foregoing, the Base Salary Continuation may in no event be less than thirteen (13) weeks.
The Base Salary Continuation shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full.
(b) Executive will be paid his full, unprorated bonus under the Company’s incentive or bonus plan for the year in which the termination occurs. The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that Company pays bonuses/incentive payments to its other executives at Executive’s level in the Company and will be paid at the target amount set forth in Section III(B), subject to achievement of the applicable performance metric(s) and Company/Division performance but not more than 100 percent for Company/Division’s target performance.

(c) The Company shall reimburse Executive for up to 18 months continued health coverage (medical, dental, and vision) under the applicable Company medical plan pursuant to COBRA, should Executive be eligible for and elect COBRA. These reimbursements shall be subject to required withholdings. In the event the balance of the Term of Employment is greater than 18 months, the Company shall pay Executive at the end of the 18 month period an amount equivalent to the then-current COBRA premium for the number of additional months in the balance of the Term of Employment. If Company determines in good faith that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly or similar premium for such coverage under COBRA. In such event, Company shall pay Executive, in a lump sum, within 30 days following the Company’s determination that the benefits may be taxable, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the Term of Employment (based on the COBRA rates then in effect).
(d)    The Special SRP Contribution provided for in Section III(G) shall vest on the Release Deadline (as defined below).
(e) Company shall provide Executive with repatriation benefits to return Executive and his family to Germany, as those benefits would apply if Executive were separating during an expatriate assignment from Germany to the United States.

3.
No Severance Payment will be made if Executive fails to sign a release substantially in the form attached hereto as Exhibit A. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Severance Payment shall cease, and those already made shall be forfeited.

4.
Company agrees that if, at the time Executive is Terminated not For Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment,

Executive will receive whichever is the greater of these two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment.

5.
If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, except as may be required by law. Executive further agrees that this breach would cause substantial harm to the Company’s business and prospects. Executive agrees that Executive committing this breach shall mean that he owes Company the prompt payment of cash equivalent to six (6) months of base salary (on a gross basis before taxes). Furthermore, Executive acknowledges and agrees that the full damages for Executive’s breach are not subject to calculation and that the amount owed under the preceding sentence, therefore, will only reimburse Company for a portion of the damage done. For this reason, Company shall remain entitled to recover from Executive any and all damages Company has suffered and, in addition, Company will be entitled to injunctive relief. The parties agree that the repayment described in this Section IV(D) is expressly not Company’s exclusive or sole remedy.

E.
Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing or due under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the Severance Payment by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are earned in full or part based on performance or service requirements for the period during which the Severance Payment is made), the Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later payments to the applicable period of the Severance Payment. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that the Company reasonably may require, and that failure to provide timely notice to the Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand, up to the amount of Offset Income attributable to such period. Any offsets made by the Company pursuant to this Section IV(E) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment. Furthermore, in the event that Executive provides Competitive Services during the first six months after the expiration of the Restricted Period (both as defined in Section VI), and fails to obtain Company’s prior written consent to do so, Executive shall not be entitled to any Severance Payment during any period of such six month period in which he is providing Competitive Period.

F.
Mitigation. In the event of termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other comparable employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified.  This obligation to mitigate is limited to those jurisdictions in which Executive has a then-current right to reside and work. At the Company's request, Executive may be required to furnish to the Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request.  Executive further agrees that the Company may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts.  Should the Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, the Company shall be entitled to cease any payments due to Executive pursuant to Section IV(D)(2).
V.CONFIDENTIAL INFORMATION

A.
Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data, and, without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company. For the avoidance of doubt, and notwithstanding the foregoing, nothing herein or in this Agreement shall (x) prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, or (y) prevent or limit Executive from discussing his terms and conditions of employment.  Nothing herein or in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

B.
In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with written notice of this subpoena or order so that Company may timely move to quash if appropriate unless such notice to Company is prohibited by law or procedure.

C.
Executive also agrees to cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive's pursuits after he is no longer in Company’s employ. Company shall reimburse Executive promptly for reasonable travel and other expenses associated with this cooperation, provided that Executive timely provides documentation in a form reasonably acceptable to Company.

VI.RESTRICTIVE COVENANTS

A.	Executive covenants that during his employment with Company and, for a period of twelve (12) months after the conclusion of Executive’s employment with Company (the “Restricted Period”), he will not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in the following activities within the Restricted Territory: any business activities involving nonfiction, scripted, sports, lifestyle, or general entertainment television (whether in cable, broadcast, free to air, or any other distribution method), or business activities otherwise competitive with any area of the Company for which Executive had direct and material management responsibilities during the three years prior to the termination date (“Competitive Services”). The Restricted Territory is the United States and any other country for which the Executive had management responsibility (e.g., was involved in business or programming operations in that country) at any time during the three (3) years prior to the Executive’s separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

B.
If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of the Company before doing so, Executive may request consent from the Company by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of the Company, and Company shall consider the request promptly and in good faith. In the event that Executive wishes to consider an opportunity outside the Company at the end of the natural expiration of the Term of Employment, Executive may request that the Company review the opportunity and Company shall consider any such request promptly and in good faith.

C.
During his employment and for a period of eighteen (18) months following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of Company or its subsidiary and affiliated companies to leave their employment.

D.
During his employment and for a twelve (12) month period following the conclusion of Executive's employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with Company or its subsidiary and affiliated companies.

E.
During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only exception to this provision is if Executive obtains the prior written consent of Company’s President and Chief Executive Officer.

F.
Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of Company (“Competitor”) or that Company is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.
If Company makes a Qualifying Renewal Offer, Executive declines such renewal offer from the Company, and Executive terminates employment at the end of the Term of Employment, Executive will be eligible for a Noncompetition Payment. Provided that Executive signs a release in the form attached hereto, and such release is executed and becomes effective on or before the Release Deadline (as defined in Section IV(D)(2)), on the Release Deadline, Company will commence to pay Executive an amount equal to 50% of Executive’s annual base salary for the Restricted Period. The Noncompetition Payment shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full, provided that Executive complies with the provisions of this Section VI. For the avoidance of doubt, the Noncompetition Payment is intended to be paid in circumstances in which Executive is not eligible for the Severance Payment.

H.
Prior to the conclusion of Executive’s employment with Company, Executive shall return all Company property and materials, including without limitation, equipment, such as laptop computers and mobile telephones, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer disks.

I.
In the event that Executive violates any provision of this Section VI, and, in the case of a violation while Executive is an active employee, Executive fails to cure such violation within thirty (30) days after written notice from the Company of the same in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all Severance Payment or Noncompetition Payment to Executive, if any, shall cease, and those already made will be forfeited.

VII.ARBITRATION

A.
Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its subsidiaries or affiliates (collectively "Claims") directly or indirectly relating to or arising out of Executive's employment with Company or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.
Use Of AAA. Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The seat or place of arbitration shall be New York, New York. There shall be one arbitrator agreed to by the parties within twenty (20) days of receipt by respondent of the request for arbitration or in default thereof appointed by the AAA. The arbitrator shall be directed to apply the substantive law of federal and state courts sitting in New York, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.
Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.
Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.
VIII.CONTROLLING LAW AND ADDITIONAL COVENANTS

A.
The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.
Executive warrants that (1) his employment under this Employment Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do nothing on behalf of Company that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify Company for any liability, damages, costs, or attorneys’ fees that Company suffers as a result of any such violation or conflict.

D.
Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

E.
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

F.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

G.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

H.	Section 409A of the Code.

1.
It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.
If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

a.
With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

b.
On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(H)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(H)(4) shall be made to Executive.

5.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

I.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

J.
This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

K.	All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses, for the parties are as follows:
If to Company:
Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910-3354
Attention: General Counsel

If to Executive, at the home address then on file with the Company.

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

/s/ Dr. Gunnar Wiedenfels         10/3/2016
Dr. Gunnar Wiedenfels         Date

/s/ Adria Alpert Romm        9/30/2016
Discovery Communications, LLC Date

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“Company”) and ________________ (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on __________________. Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
1. Effective close of business ________________, Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).
2. In consideration for Executive’s executing this Release of any and all legal claims he might have against the Discovery Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in Section IV(D) (“Severance Payment”) of the Agreement.
3. Neither Company nor Executive admits any wrongdoing of any kind, and Executive agrees that neither Executive nor anyone acting on his behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.
4. In exchange for the undertakings by Company described in the above paragraphs:
a. Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “Discovery Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the Discovery Parties that he may have had, now has or may have against the Discovery Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any Discovery Party. Those claims, demands, liabilities and obligations from which Executive releases the Discovery Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any Discovery Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a Charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any Charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such Charge. Notwithstanding the foregoing, nothing contained herein shall release Company from (1) the obligations set forth in this Release, (2) claims for vested benefits under any tax qualified benefit plan, (3) any claim that arises after the date Executive signs this Release, (4) Executive’s right to indemnification under applicable insurance policies and/or Company’s by-laws, or (5) any claim that cannot by law be released.
b. Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any Discovery Party shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Agreement.
c. Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D) of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated. Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the General Counsel of Company no later than three business days following such period.
d.    Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.
e.    Executive agrees that he will not disparage any Discovery Party or make or publish any communication that reflects adversely upon any of them, including communications concerning Company itself and its current or former directors, officers, employees or agents. Executive and Company shall confer about a mutually agreeable announcement of Executive’s separation.
f. Executive agrees to return all Company property and materials, including without limitation, equipment, such as laptop computers and mobile telephones, and documentation, such as files (including all originals and copies), notes, e-mail accounts and computer disks prior to the conclusion of Executive’s employment with Company.
5.     a.    If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
b.    Company and Executive agree that this Release, consisting of three (3) pages, and the Agreement in which this Release is incorporated, constitutes the entire agreement between them. The parties further warrant that they enter into this Release freely.
c.     This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
IN WITNESS WHEREOF, I have signed this General Release this __ day of
_________________________, 201__.
By:

Print Name:

Subscribed and sworn to before me this ___ day of _______________, 201__.

Notary Public
My Commission Expires